                                                                   EXHIBIT 10.01



                         INDEMNITY REINSURANCE AGREEMENT

          THIS INDEMNITY REINSURANCE AGREEMENT (this "Agreement"), is made and entered into on December 29, 1998, by and between Seaboard Life Insurance Company (USA), an Indiana insurance company (the "Company"), and Life Reassurance Corporation of America, a Connecticut corporation (the "Reinsurer").

                                 RECITALS:

          WHEREAS, the Company and the Reinsurer are concurrently herewith entering into a Purchase Agreement (the "Purchase Agreement"), which agreement calls for, among other things, the reinsurance transactions described in this Agreement;

          WHEREAS, upon the terms and conditions set forth herein, the Company desires to cede, on a coinsurance basis, to the Reinsurer the Company's rights, liabilities, and obligations in respect of certain life insurance and annuity products; and

          WHEREAS, upon the terms and conditions set forth herein, the Reinsurer desires to reinsure on a coinsurance basis all of the rights, liabilities, and obligations in respect of the Company's products referred to above;

          NOW, THEREFORE, in consideration of the mutual covenants and promises, and upon the terms and conditions, hereinafter set forth, the parties hereto agree as follows:


                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

          Unless otherwise defined herein, capitalized terms used herein shall have the following meanings:

     "Business Day" shall mean any day other than a Saturday, Sunday or a day on
      ------------
which banking institutions in Indiana are permitted or obligated by Law to be closed.

     "Closing Date" shall have the meaning set forth in the Purchase Agreement.
      ------------

     "Company Extra Contractual Obligations" shall mean Extra Contractual
      -------------------------------------
Obligations based on acts, errors or omissions by the Company or any of its officers, employees, agents or representatives, and any attorneys' fees incurred by the Company related thereto.

     "Effective Date" shall mean July 1, 1998.
      --------------

     "Effective Time" shall mean 12:01 a.m. Eastern Daylight Time on the
      --------------
Effective Date.

     "Extra Contractual Obligations" shall mean all liabilities and obligations
      -----------------------------
for consequential, extra-contractual, exemplary, punitive, special or similar damages (other than those arising under the express terms and conditions of the Policies) which arise from any act, error or omission, whether or not intentional, in bad faith or otherwise, including, without limitation, any act, error or omission relating to (i) the marketing, underwriting, production, issuance, cancellation or administration of the Policies, (ii) the investigation, defense, trial, settlement or handling of claims, benefits, or payments under the Policies, or (iii) the failure to pay or the delay in payment of benefits, claims or any other amounts due or alleged to be due under or in connection with the Policies.

     "Final Closing Balance Sheet" shall have the meaning set forth in Section
      ---------------------------
6.01.

     "General Account" shall mean the general account of the Company relating to
      ---------------
the Policies.

     "Investment Assets" shall mean the mortgages and bonds identified on
      -----------------
Schedule 6.01(a) hereto.

     "Law" shall mean all domestic or foreign federal, state, local statute,
      ---
law, ordinance or regulation.

     "LIBOR" shall mean a rate per annum equal to the three month London
      -----
Interbank Offered Rate as published in The Wall Street Journal, Eastern Edition, in effect on the Closing Date.

     "Person" shall mean any individual, corporation, partnership, firm, joint
      ------
venture, association, joint-stock company, limited liability company, trust, unincorporated organization, governmental, judicial or regulatory body, business unit, division or other entity.

     "Policies" shall mean all binders, policies, endorsements, riders,
      --------
certificates and other contracts of insurance and annuity contracts issued or assumed by the Company on or prior to the Closing Date that are on forms identified in Exhibit A attached hereto and made a part hereof. Also included
              ---------
in the definition of "Policies" are (i) any such insurance policies, certificates and contracts that have lapsed and that otherwise would be eligible for inclusion herein, subject to reinstatement pursuant to reinstatement procedures contained in such policies, certificates and contracts, and (ii) all individual life policies that are required to be issued by the Company prior to or after the Closing Date following the exercise of conversion rights in accordance with the terms of the individual life policies reinsured by the Reinsurer hereunder.

     "Policy Liabilities" shall mean the liability of the Company based upon or
      ------------------
arising out of the Policies but shall not include (i) any Extra Contractual Obligations, (ii) claims incurred but not reported prior to the Effective Date or (iii) claims in the course of settlement as of the Effective Date. The term "Policy Liabilities" shall include, without limitation, any and all of the Company's liability:

          (a) For liabilities and obligations in respect of the Policies, and any attorneys' fees incurred by the Reinsurer related to such liabilities and obligations;

          (b) For premium taxes arising on account of premiums received by the Company in respect of the Policies and remitted to the Reinsurer or otherwise received by the Reinsurer at or after the Effective Date or in connection with participation by the Company, whether involuntary or voluntary, in any guaranty fund established or governed by any state or jurisdiction;

          (c) For returns or refunds of premiums (irrespective of when due) under the Policies payable at or after the Effective Date; and

          (d) For commission payments and other compensation, if any, payable at or after the Effective Date with respect to the Policies to or for the benefit of agents and brokers.

     "Qualifying Assets" shall mean assets which qualify as admissible assets of
      -----------------
the Reinsurer under statutory accounting principles and the Laws of the State of Indiana.

     "Reinsurance Period" shall mean the period of time from the Effective Date
      ------------------
of this Agreement through the termination of this Agreement.

     "Revised Closing Balance Sheet" shall have the meaning set forth in Section
      -----------------------------
6.01.

     "Reinsurer Extra Contractual Obligations" shall mean (a) Extra Contractual
      ---------------------------------------
Obligations based on acts, errors or omissions occurring on or after the Effective Date by the Reinsurer or any of its officers, employees, agents or representatives, and any attorneys' fees incurred by the Reinsurer related thereto, and (b) Company Extra Contractual Obligations except to the extent otherwise provided in Articles VIII and IX of the Purchase Agreement.

     "SAP" shall mean statutory accounting practices prescribed or permitted by
      ---
applicable insurance regulatory authorities consistently applied throughout the specified period and in the comparable period in the immediately preceding year.

     "Statutory Reserves" shall mean all reserves computed in accordance with
      ------------------
statutory reserving requirements.

     "Third Party Reinsurance Agreements" shall mean all reinsurance agreements
      ----------------------------------
to which the Company is a party and pursuant to which it cedes a portion of its net risk retained under the Policies (other than this Agreement).


                                   ARTICLE II
                               BUSINESS REINSURED
                               ------------------

     Section 2.01  General.  Effective as of 12:01 a.m., Eastern Daylight Time,
                   -------
on July 1, 1998 (the "Effective Time"), the Company hereby cedes to and reinsures with the Reinsurer, and the Reinsurer hereby assumes and reinsures from the Company, on an indemnity reinsurance basis (i) 100% of the Policy Liabilities under any and all Policies and (ii) 100% of the Reinsurer Extra Contractual Obligations.

     Section 2.02

          (a) Policy Liabilities.  From and after the Effective Time, as between
              ------------------
the parties, the Reinsurer shall bear and shall have responsibility for paying all Policy Liabilities, including but not limited to liabilities for surrenders, withdrawals, and claims for benefits incurred on or after the Effective Time. The Reinsurer hereby agrees to pay directly any Policy Liabilities under the Policies on behalf of, and in the name of, the Company; provided, however, that
                                                        --------  -------
the Reinsurer shall have no direct or indirect obligation itself to insureds, claimants, or beneficiaries under such Policies. The liability of the Reinsurer on any Policy shall begin simultaneously with that of the Company, but not prior to the Effective Time.

          (b) Reinsurer Extra Contractual Obligations.  From and after the
              ----------------------------------------
Effective Time, as between the parties, the Reinsurer shall bear and shall have responsibility for all Reinsurer Extra Contractual Obligations.

     Section 2.03  Defenses.  The Reinsurer accepts, reinsures, and assumes the
                   --------
Policy Liabilities and Reinsurer Extra Contractual Obligations subject to any and all defenses, setoffs, and counterclaims to which the Company would be entitled with respect to the Policy Liabilities or Reinsurer Extra Contractual Obligations, as the case may be, it being expressly understood and agreed by the parties hereto that no such defenses, setoffs, or counterclaims are or shall be waived by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and that the Reinsurer is and shall be fully subrogated in and to all such defenses, setoffs, and counterclaims.

     Section 2.04  Declaration of Policy Interest Rates.  Some of the Policies
                   ------------------------------------
ceded under this Agreement provide that the Company may in its discretion, from time to time, as provided in the policy or contract, declare interest rates that are used to determine policy or contract values. During the Reinsurance Period, the Company agrees that the Reinsurer shall have the right to designate such discretionary interest rates to be declared on the Policies and the effective dates thereof. The Company agrees to allow the Reinsurer to be the source of communication of such interest rate changes and their effective dates.

     Section 2.05  Post-Closing Policies.  The Company shall continue to issue
                   ---------------------
individual life insurance coverage following the exercise of conversion rights by policyholders in accordance with the terms and conditions of the Policies giving rise to such rights. Any coverage issued by the Company pursuant to such conversion rights shall be deemed a Policy for purposes of this Agreement and accordingly will be reinsured by the Reinsurer and administered pursuant to the terms of the Administrative Services Agreement. The Company and the Reinsurer shall cooperate in good faith to facilitate the issuance of converted Policies in accordance with mutually acceptable procedures.

                                  ARTICLE III
                           GUARANTY FUND ASSESSMENTS
                           -------------------------

     Section 3.01  Reimbursement of the Company.  In the event the Company is
                   ----------------------------
required to pay any assessment to any insurance guaranty, insolvency, comprehensive health association or other similar fund maintained by any jurisdiction allocable to any insurer insolvency that occurs on or after the Effective Date, the portion, if any, of such assessment that relates to Policies (the "Related Assessment") shall be reimbursed by the Reinsurer. The Reinsurer shall not be obligated to reimburse the Company for any such assessment allocable to any insurer insolvency that occurs at any time prior to the Effective Date. The Reinsurer shall pay to the Company any Related Assessment which shall have become due, promptly on written demand therefor by the Company, submitted together with documentation evidencing such assessment and the payment therefor by the Company. If at any time the Company shall subsequently recover all or part of any such assessment reimbursed by the Reinsurer (e.g., through
                                                                ----
policy surcharges or through reduction of or credits against premium taxes as to the Policies), the portion of any such recovery received or otherwise realized by the Company attributable to the Related Assessment shall be reimbursed to the Reinsurer (based upon the total portion of such recovery attributable to Policies). The Company shall provide the Reinsurer with semi-annual reports of any such recoveries regardless of the form in which received.

     Section 3.02  Reimbursement of the Reinsurer.  In the event the Reinsurer
                   ------------------------------
is required to pay any assessment to any insurance guaranty, insolvency, comprehensive health association or other similar fund maintained by any jurisdiction allocable to any insurer insolvency that occurs prior to the Effective Date, the portion, if any, of such assessment that relates to Policies (the "Related Prior Period Assessment") shall be reimbursed by the Company. The Company shall not be obligated to reimburse the Reinsurer for any such assessment allocable to any insurer insolvency that occurs at any time after the Effective Date. The Company shall pay to the Reinsurer any Related Prior Period Assessment which shall have become due, promptly on written demand therefor by the Reinsurer, submitted together with documentation evidencing such assessment and the payment therefor by the Reinsurer. If at any time the Reinsurer shall subsequently recover all or part of any such assessment reimbursed by the Company (e.g., through policy surcharges or through reduction of or credits
         ----
against premium taxes as to the Policies), the portion of any such recovery received or otherwise realized by the Reinsurer attributable to the Related Prior Period Assessment shall be reimbursed to the Company (based upon the total portion of such recovery attributable to Policies). The Reinsurer shall provide the Company with semi-annual reports of any such recoveries regardless of the form in which received.

                                  ARTICLE IV
                                TERRITORY; TERM
                                ---------------

     This Agreement shall apply to Policies covering lives and risks wherever resident or situated. Subject to Article IX below, this Agreement shall remain in full force and effect until the expiration or termination of all Policy Liabilities in respect of the Policies and until all obligations of either party hereunder have been discharged in full.


                                   ARTICLE V
                                   RESERVES
                                   --------

     Section 5.01  Establishment of General Account Reserves.  The Reinsurer
                   -----------------------------------------
shall be responsible for establishing and maintaining the proper general account Statutory Reserves for the Policies as required by state insurance regulatory authorities.

     Section 5.02  Reserve Reports.  The Reinsurer or its designee shall provide
                   ---------------
the Company, within 20 Business Days after the end of each calendar quarter other than the quarter ending December 31, and within 25 Business Days after the end of the calendar quarter ending December 31, valuation summary reports which shall itemize reserves and contracts in force by plan code, in a format mutually agreed upon by the Company and the Reinsurer. Such reports shall reflect 100% of any changes in the reserves described in Section 5.01 above which occurred during the accounting period for which such reports are made. These reports shall include statutory and tax reserves.

     Section 5.03  Reinsurance Reserve Credits.  If the full statutory
                   ---------------------------
reinsurance reserve credit contemplated by this Agreement is or becomes unavailable to the Company with respect to any jurisdiction, the Reinsurer shall take any and all action necessary to make such full statutory reinsurance reserve credit available to the Company. In doing so, the Reinsurer shall have the discretion to utilize any means available in the applicable jurisdiction to make such full statutory reinsurance reserve credit available to the Company, which may include, but not be limited to, permitting the Company to withhold funds, establishing a reserve trust account or posting a letter of credit. If a letter of credit is utilized it shall be furnished and maintained by the Reinsurer for the benefit of the Company and be clean, irrevocable and unconditional and otherwise of such nature and amount as to satisfy the requirements of the particular jurisdiction for purposes of establishing full statutory reinsurance reserve credit for the Company.

     In the event that the Reinsurer shall fail or refuse to fulfill any of its obligations under this Agreement relating to the payment of liability, the Company shall be entitled to proceed under the terms and conditions of any letter of credit, trust agreement or any other agreement relating to the same and seize and take possession of the funds represented by the same and apply those funds to reduce the Reinsurer's obligations to the Company.


                                  ARTICLE VI
                        TRANSFER OF ASSETS; ACCOUNTING
                       --------------------------------

     Section 6.01  Initial Transfer of Assets.
                   --------------------------

                   (a) On the Closing Date, the Company shall transfer to Reinsurer (i) Policy loans, (ii) due and accrued premiums on the Policies, (iii) Investment Assets, and (iv) cash, having an aggregate value equal to the excess of General Account Statutory Reserves as of July 1, 1998 over the amount of goodwill attributable to the Business. For the purposes of this Section 6.01(a), the value of each of the items (other than cash) identified in the preceding sentence shall be the book value of such item as of June 30, 1998, as set forth on Schedule 6.01(a). The assets to be transferred pursuant to this Section 6.01(a) shall consist first of Policy loans and due and accrued premiums on the Policies and second of Investment Assets and cash; provided, that the amount of cash transferred shall be the minimum amount necessary (taking into account any inability to divide Investment Assets) to produce the correct value for transferred assets in accordance with this Section 6.01(a). The individual Investment Assets to be transferred shall be selected by the Company, but such selection shall be made with the goal of minimizing the amount of cash to be transferred to Reinsurer.

                   (b) In addition to the assets to be transferred to Reinsurer pursuant to Section 6.01(a), on the Closing Date the Company shall transfer to Reinsurer cash in an amount reflecting post-Effective Time cash flows up to and including the last day of the last calendar quarter ending not less than 30 days prior to the Closing Date, determined in accordance with Schedule 6.01(b) (the "Post-Effective Time Cash Flows").

     Section 6.02  Post-Closing Adjustments.
                   ------------------------

                   (a) As promptly as practicable after the Closing (but in no event more than 45 days thereafter), the Company shall recalculate each item included in Post-

Effective Time Cash Flows to reflect any inaccuracy in the calculation utilized for the purposes of Section 6.01(b) and to include cash flows during the period between the date through which such cash flows were calculated for the purposes of Section 6.01(b) and the Closing Date. Once such items have been recalculated, the Company shall provide to Reinsurer a revised Schedule 6.01(b) reflecting such recalculations along with reasonably detailed supporting data.

             (b) Reinsurer shall have the right to review the revised Schedule 6.01(b) and comment thereon for a period of forty-five (45) calendar days after receipt thereof. In the event that Reinsurer and the Company are unable to agree on the manner in which any item or items should be treated in the revised
Schedule 6.01(b) within such 45-day period, the Company, on the one hand, and Reinsurer, on the other, shall prepare separate written reports of such items or items and refer such reports to a qualified third party accountant or actuary, as appropriate, mutually acceptable to Reinsurer and the Company (the "Third Party Consultant") within ten (10) Business Days after the expiration of such 45-day period. The Third Party Consultant shall determine within ten (10) Business Days the manner in which such item or items shall be treated in the revised Schedule 6.01(b); provided, however, that the dollar amount of each item
                          --------  -------
in dispute shall be determined within the range of dollar amounts proposed by the Company on the one hand, and Reinsurer on the other hand. The determinations by the Third Party Consultant as to the items in dispute shall be in writing and shall be Final and Binding on the parties and shall be so reflected in the revised Schedule 6.01(b). For purposes of this Agreement, "Final and Binding" shall mean that the aforesaid determinations shall have the same preclusive effect for all purposes as if such determinations had been embodied in a final judgment, no longer subject to appeal, entered by a court of competent jurisdiction. The fees, costs and expenses of retaining the Third Party Consultant shall be shared 50% by the Company, on the one hand, and 50% by Reinsurer, on the other.

             (c) Not later than three Business Days following the resolution of any disputes with respect to the revised Schedule 6.01(b), Reinsurer shall pay to the Company or the Company shall pay to Reinsurer, as appropriate, the amount necessary to put the parties in the same economic position as if the revised Schedule 6.01(b) had been utilized for the purposes of the payment made at Closing pursuant to Section 6.01(b), including interest on the amount so paid from and including the Closing Date to but not including the date of such transfer, computed at LIBOR.


     Section 6.03  Net Quarterly Adjustment.  With respect to any calendar
                   ------------------------
quarter, the "Net Quarterly Adjustment" shall be the amount calculated by comparing:

          (a)  the sum of:

               (i)    the gross premium collected on all Policies;

               (ii) the interest payments and principal repayments on all Policy loans;

               (iii) the administrative, cost of insurance, and other charges deducted under the Policies; and

               (iv) any other fees, charges, premiums, costs, or other amounts, or portion(s) thereof;

in each case, collected during the preceding calendar quarter and which would be payable to the Company in the absence of the reinsurance of the Policies effected by this Agreement.

          (b)  with the sum of the following:

               (i) the Policy benefits paid, including death benefits (net of reimbursements under Third Party Reinsurance Agreements), full or partial cash surrender benefits, full or partial withdrawal benefits, maturity benefits, annuity payments, Policy loan benefits and premium (or other) refunds;

               (ii) the commissions paid (net of refunds) by or on behalf of the Company for all Policies;

               (iii) the amount of any state, municipal or other premium or gross receipts taxes paid by or on behalf of the Company with respect to Policy premiums collected;

               (iv) the premiums (net of refunds) paid by or on behalf of the Company under the Third Party Reinsurance Agreements; and

               (v) any other fees, charges, premiums, costs, and other amounts paid by or on behalf of the Company with respect to the Policies;

in each case, paid during the preceding calendar quarter and which would be payable by the Company under the terms of the Policies in the absence of the reinsurance of the Policies effected by this Agreement.

          Reimbursements listed above shall not be made with respect to items accrued by the Company prior to the Effective Date.

          If the sum of items in Section 6.03(a) exceeds the sum of items in
Section 6.03(b) for the preceding calendar quarter, then (subject to the provisions of Section 6.05) such excess (to the extent not already paid to or on behalf of the Reinsurer) shall be paid by the Company to the Reinsurer by wire transfer of immediately available funds before the end of business on the tenth day of the current calendar quarter. Conversely, if the sum of the items in
Section 6.03(b) exceeds the sum of the items in Section 6.03(a) for the preceding calendar quarter, then (subject to the provisions of Section 6.05) such excess (to the extent not already paid to or on behalf of the Company) shall be paid by the Reinsurer to the Company by wire transfer of immediately available funds before the end of business on the tenth day of the current calendar quarter.

     Section 6.04  Benefit Payments.  The Reinsurer shall have full
                   ----------------
responsibility and authority for all benefit payment determinations or settlements, and shall be solely responsible for all expenses associated with benefit payment determinations or settlements. Such benefit payment authority shall be subject to the Company's guidelines as in effect at the Effective Date and any amendments to such guidelines may only be made by mutual written agreement of the Company and the Reinsurer.

     Section 6.05  Cash Settlement and Accounting.
                   ------------------------------

          (a) Quarterly Cash Statements.  At the end of the tenth Business Day
              -------------------------
next succeeding the end of each calendar quarter, the Reinsurer will provide the Company with a statement setting forth amounts payable to the Company and the Reinsurer for such preceding calendar quarter.

          (b) Form of Statements.  All statements provided pursuant to Section
              ------------------
6.05(a) above shall be in a form agreed to by the Company and the Reinsurer in writing and shall summarize the items to be settled in reasonable detail.

          (c) Right to Audit.  The Company shall have the right to audit the
              --------------
amounts contained in any statements delivered under this Section 6.05. For such purposes, the Company and its employees, professional advisors and agents shall have a right to review and copy the relevant books and records of the Reinsurer and to discuss such matters with employees or the Reinsurer during normal business hours.

The Reinsurer agrees to instruct its independent public accountants and actuaries to provide information to the Company and render reasonable assistance to them in conducting any such audit.

          (d) General Right of Offset.  Notwithstanding any provision of this
              -----------------------
Agreement, any and all amounts due from one party to the other may be offset against amounts due from the other party under this Agreement or under any other written agreement hereafter entered into by and between the parties, in settling and making payments on a net basis of amounts due under this Agreement and any subsequent written agreements.

          All settlements of account between the Company and the Reinsurer shall be made in cash or its equivalent.

                                  ARTICLE VII
                       ADMINISTRATION; RECORDS; NOTICES
                       --------------------------------

     Section 7.01  Administration.  Administration and servicing of all of the
                   --------------
Policies shall be conducted pursuant to the terms and subject to the conditions set forth in the Administrative Services Agreement, dated as of the date hereof, between the Company, Seaboard Life Insurance Company, a Canadian Federal insurance company, and the Reinsurer, as the same may be amended from time to time (the "Administrative Services Agreement"). Reports, files, and other records and information relating to the Policies shall be transferred and maintained pursuant to the terms and subject to the conditions set forth in the Administrative Services Agreement.

     Section 7.02  Transfer of Books and Records.  The Company shall forward to
                   -----------------------------
the Reinsurer all reports, records, underwriting files, policy files, claims files and information in any form in its possession relating to the Policies pursuant to and in accordance with the Administrative Services Agreement.

     Section 7.03  Maintenance of Books and Records.  The Reinsurer agrees to
                   --------------------------------
maintain a true and complete set of books and records relating to all transactions under this Agreement, including without limitation all such records as may be required by applicable Law. The Reinsurer shall maintain such books and records at the Reinsurer's expense and in accordance with prudent standards of insurance record-keeping and all applicable Law. The books and records shall be available (at their place of keeping) for inspection, examination, and audit by the Company and state and federal regulatory authorities (in each case together with their respective representatives) at all reasonable times. The Reinsurer shall furnish to the Company (i) at the Reinsurer's expense, copies of any books or records relating to the transactions under this Agreement as may be reasonably required by the Company in connection with the preparation of the Company's financial statements, state and federal income and other tax returns, and any other filings or reports required to be filed with, or requested by, state or federal regulatory authorities or any rating agencies and (ii) at the Company's expense, copies of any such books and records for any other reason. Without limiting the generality of the foregoing, the Reinsurer shall provide the Company (at the Reinsurer's expense) with all information concerning the Policies required to be included in the Company's state premium tax returns (in a format suitable for direct insertion therein).

     Section 7.04  Notices.  The Company agrees that, after the Service
                   -------
Transition Date (as defined in the Administrative Services Agreement), it shall forward promptly to the Reinsurer all notices and other written communications received by it relating to the Policies (including without limitation all inquiries or complaints from state insurance regulators, agents, brokers and insureds and all notices of claims, suits and actions for which it receives service of process). The Company shall be entitled to retain copies of all such materials.



                                 ARTICLE VIII
                             CONDITIONS PRECEDENT
                             --------------------

          The consummation of this Agreement and the transactions contemplated hereby are expressly contingent upon and subject to (i) obtaining any and all such approvals and consents as may be required by applicable Law or regulatory authority and (ii) the closing of the transactions contemplated by the Purchase Agreement. No provision in this Agreement shall be deemed to require any party hereto to take any action prohibited by applicable Law or regulatory authority.


                                 ARTICLE IX
                               RECAPTURE; TRUST
                               ----------------

     Section 9.01  Right of Recapture or Trust.  At any time after the
                   ---------------------------
occurrence (or nonoccurrence, as the case may be) of any of the following, the Company shall have the right, upon delivery of written notice to the Reinsurer, to (i) recapture any and all of the Policies or (ii) require that the Reinsurer establish a trust reasonably acceptable to the Company (the "Trust") and deposit Qualifying Assets therein having a fair market value equal to the amount of the general account Statutory Reserves with respect to the Policies:

          (a) if the Reinsurer fails to comply with any material provision of this Agreement or the Administrative Services Agreement, and such failure is not corrected within 60 days after written notice thereof is delivered to the Reinsurer by the Company;

          (b) if the Reinsurer receives a rating from A.M. Best of "A-" or below or is no longer rated by A.M. Best; or

          (c) if the Reinsurer is placed in receivership, conservatorship, rehabilitation, or liquidation by any insurance regulatory authority or becomes (whether voluntarily or involuntarily) the subject of a proceeding under any local, state, or federal bankruptcy or insolvency Law.

     Section 9.02  Effect of Recapture.  Upon the receipt of the Company's
                   -------------------
notice to recapture pursuant to Section 9.01 hereof, and without further action by the Reinsurer, the Reinsurer will be deemed to have (i) ceded, transferred, and assigned to the Company all Policy Liabilities; (ii) transferred and assigned to the Company Qualifying Assets (including all Policy loans) having an aggregate statutory book value as of the date of recapture equal to the aggregate General Account reserve liability amount established by the Company as of such date with respect to the Policies (without giving effect to the reinsurance under this Agreement), together with all interest, dividend, or other investment income accrued on such assets from the date of the Reinsurer's receipt of such recapture notice until the date of the Company's receipt of such assets; and (iii) sold, transferred, and assigned to the Company any and all of the Reinsurer's right, title, and interest in and to all gross premiums, premium adjustments, amounts recoverable from reinsurers, and other similar payments and receivables that are or may be due or payable under the Policies. The Reinsurer shall cooperate with the Company in effecting any recapture of Policies pursuant to Section 9.01 hereof, including without limitation by promptly transferring amounts to the Company described in clause (ii) above and by executing and delivering such other documents, instruments and certificates effectuating the recapture described in this Article and reasonably requested by the Company. Upon recapture, a recapture fee calculated in the manner set forth on Schedule
9.02 hereto, less the liquidated damages set forth in Section 9.04 below, shall
             ----
be payable to the Reinsurer by the Company.

     Section 9.03  Trust.  Upon the receipt of the Company's notice to require
                   -----
the establishment of a trust pursuant to Section 9.01 hereof, and without further action by the Reinsurer, the Reinsurer will be deemed to have transferred and assigned to the Trust assets of the Reinsurer having an aggregate statutory book value as of the effective date of such notice equal to the aggregate General Account reserve liability amount established by the Company as of such date with respect to the Policies (without giving effect to the reinsurance under this Agreement), together with all interest, dividend, or other investment income accrued on such assets from the date of the Reinsurer's receipt of such notice until the date of the Trust's receipt of such assets. The Reinsurer shall cooperate with the Company in effecting the creation and funding of the Trust pursuant to Section 9.01 hereof, including without limitation by promptly transferring amounts to the Trust described in the preceding sentence and by executing and delivering such other documents, instruments and certificates effectuating the establishment, funding, and maintenance of the Trust described in this Section and reasonably requested by the Company.

     Section 9.04  Liquidated Damages.  Upon the recapture of all Policies or
                   ------------------
establishment of the Trust pursuant to Section 9.01 hereof, the Reinsurer shall pay to the Company (within five Business Days after the Reinsurer's receipt of the Company's notice under Section 9.01) liquidated damages in an amount equal to $1,000,000.


                                   ARTICLE X
                              RIGHT OF INSPECTION
                              -------------------

     Each party hereto and its respective authorized representatives shall have the right, at all reasonable times during normal business hours, to inspect and review all books, records, accounts, reports, tax returns, files and information of the other party hereto relating to the Policies and Policy Liabilities under such Policies.


                                  ARTICLE XI
                                INDEMNIFICATION
                                ---------------

     The indemnification rights of the parties to this Agreement are set forth in the Purchase Agreement.

                                 ARTICLE XII
                                  INSOLVENCY
                                  ----------

     The Reinsurer hereby agrees that, as to all reinsurance made, ceded, renewed or otherwise becoming effective hereunder, the portion of any risk or obligation assumed by the Reinsurer, when such portion is ascertained, shall be payable immediately on demand of the Company at the same time as the Company shall pay its retained portion of such risk or obligation, with reasonable provision for verification before payment, and the reinsurance shall be payable by the Reinsurer on the basis of the liability of the Company under the Policy or Policies reinsured, without diminution because of the insolvency of the Company, directly to the Company or to its liquidator, receiver, or other statutory successor. It is agreed that in the event of the insolvency of the Company, the liquidator, receiver or other statutory successor of the Company shall give prompt written notice to the Reinsurer of the pendency or submission of a claim under the Policy or Policies reinsured. During the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense available to the Company or its receiver. The expense thus incurred by the Reinsurer is chargeable against the Company, subject to any court approval, as a part of the expense of liquidation to the extent of a proportionate share of the benefit which accrues to the Company solely as a result of the defense undertaken by the Reinsurer.


                                 ARTICLE XIII
                             NO THIRD PARTY RIGHTS
                             ---------------------

     The Reinsurer's coinsurance of the Policy Liabilities pursuant to this Agreement with respect to any of the Policies is intended for the sole benefit of the parties to this Agreement and shall not create any right on the part of any policyholder, insured, claimant or beneficiary under such Policies against the Reinsurer or any legal relationship between such policyholders, insureds, claimants or beneficiaries and the Reinsurer.


                                  ARTICLE XIV
                              DUTY OF COOPERATION
                              -------------------

     Each party hereto shall cooperate fully with the other party hereto in all reasonable respects in order to accomplish the objectives of this Agreement.

                                   ARTICLE XV
                                  ARBITRATION
                                  -----------

     In the event any dispute arises between the parties hereto with reference to any aspect of this Agreement, such dispute may be submitted for resolution by arbitration if both parties hereto agree in writing. Within 30 days after such agreement, each party shall select one arbitrator (for a total of two), and such selected arbitrators shall select a third arbitrator within 60 days after such agreement. If either party fails to select an arbitrator within such time period, the arbitrator that was timely selected by the other party shall serve as the sole arbitrator. All arbitrators shall have had experience serving as an arbitrator for reinsurance disputes or shall have served as an officer of a life, accident or health insurance or reinsurance company. No arbitrator shall be or have been affiliated with or employed by any party hereto or their respective affiliates. The arbitration shall occur in a mutually acceptable location and be governed pursuant to the rules of commercial arbitration of the American Arbitration Association and the Laws of the State of Indiana. The arbitrators shall make their determination within 30 days after the appointment of the last arbitrator. Judgment may be entered upon the final decision of the arbitrators in any court having jurisdiction, and notwithstanding any provision in this Agreement to the contrary, such arbitration determination shall be final and conclusive for all legal purposes and may not be appealed to any court or other forum. Each party shall pay the expenses incurred by it and by the one arbitrator selected by it. Each party shall pay one-half of the fees and out-of-pocket expenses of the American Arbitration Association (if any) and the third arbitrator.


                                  ARTICLE XVI
                              GENERAL PROVISIONS
                              ------------------

     Section 16.01  DAC Adjustment.  (a)  For purposes of this Agreement, the
                    --------------
term "DAC Adjustment" is calculated as follows: First, for each taxable year with respect to each category of Policies, "the gross amount incurred by the reinsurer with respect to this Agreement" (as defined in Section 1.848-2(f)(2)(i)(A) of the regulations (the "Regulations") under the Internal Revenue Code of 1986, as amended (the "Code"), for such category (but not including any DAC Adjustment incurred in such year) is multiplied by the applicable percentage set forth in Section 848 (c)(1) of the Code for such category. The amount, if any, from the preceding sentence for a category of Policies is then reduced by the amortization allowed the Company under Section 848(a)(2) of the Code for such amount (without regard to any payment of any DAC Adjustment). The result for a category, whether positive or negative, is then multiplied by the quotient of: tr/(1-(tr x (1+Y))), where tr = the maximum applicable marginal corporate federal income tax rate (as defined in Section 11(b)(1)(D) of the

Code) for the taxable year, and Y = the applicable percentage set forth in
Section 848(c)(1) for such category of Policies. The aggregate amount of such calculations for all categories of Policies for a taxable year (whether positive or negative) is the DAC Adjustment for the year.

          (b) Within 60 days of the end of the Company's taxable year, the Reinsurer shall calculate the DAC Adjustment for the year and submit such calculations to the Company for review. If, within 30 days of the Company's receipt of such calculations, the Company shall not have objected in writing to such calculations, the calculations shall become final. If, within 15 days of any objection in writing to such calculations, the Company and the Reinsurer shall not have agreed in writing to such calculations (in which case the calculations shall become final), any disputed aspects of the calculations shall be resolved by the Third Party Consultant within 30 days of the submission of the dispute to the Third Party Consultant by the Company or the Reinsurer. The decision of the Third Party Consultant shall be final (and the resulting calculations shall be final), and the costs, expenses, and fees of the Third Party Consultant shall be borne equally by the Company and the Reinsurer.

          (c) If the amount of the DAC Adjustment for any taxable year of the Company is positive, the Reinsurer shall pay such amount to the Company within 15 days of the date on which the calculations of the DAC Adjustment become final. If the amount of the DAC adjustment for any taxable year of the Company is negative, the Company shall pay such amount to the Reinsurer within 15 days of the date on which the calculations of the DAC Adjustment become final.

          (d) Notwithstanding any other provision of this Section 16.01, the term "gross amount incurred by the reinsurer with respect to this Agreement" shall not include (i) all or any part of the Purchase Price (as defined in the Purchase Agreement) or (ii) the consequences of any recapture of the Policies pursuant to Article IX hereof.

          (e) In the event that Section 848 of the Code or the Regulations thereunder are amended after the date hereof and any change is made to the amortization period under Section 848(a)(2), the capitalization percentages in
Section 848(c)(1), or the definition of the term "gross amount incurred by the reinsurer with respect to the reinsurance agreement" in Section 1.848-2(f)(2)(i)(A) of the Regulations, the Company and the Reinsurer shall cooperate in good faith to modify the definition of the term "DAC Adjustment" to reflect such change, consistent with the principles and assumptions originally used in defining that term in this Agreement.

     Section 16.02  DAC Tax Election.  With respect to this Agreement, the
                    ----------------
Company and the Reinsurer hereby make the election provided for in Section

1.848-2(g)(8) of the Treasury Regulations issued under Section 848 of the Code, and as set forth in Exhibit B. Each of the parties hereto agrees to take such
                    ---------
further actions as may be necessary to ensure the effectiveness of such election.

     Section 16.03  Notices.  Any notice or communication given pursuant to this
                    -------
Agreement must be in writing and (a) delivered personally, (b) sent by facsimile transmission, (c) delivered by overnight express, or (d) sent by registered or certified mail, postage prepaid, as follows:

If to the Reinsurer:    Life Re Corporation
                        969 High Ridge Road, Stanford CT 06905
                        Attention: W. Weldon Wilson
                        Facsimile No.: (203)968-0920

If to the Company:      Seaboard Life Insurance Company (USA)
                        525 South Meridian
                        Indianapolis, Indiana 46225-1125
                        Attention: President
                        Facsimile No.:  (317) 238-5611

                        with a copy to:

                        Sutherland, Asbill & Brennan LLP
                        1275 Pennsylvania Avenue, N.W.
                        Washington, D.C.  20004-2415
                        Attention: David A. Massey, Esq.
                        Facsimile No.: (202) 637-3593

All notices and other communications required or permitted under the terms of this Agreement that are addressed as provided in this Article shall (i) if delivered personally or by overnight express, be deemed given upon delivery;
(ii) if delivered by facsimile transmission, be deemed given when electronically confirmed; and (iii) if sent by registered or certified mail, be deemed given when received. Any party from time to time may change its address for notice purposes by giving a similar notice specifying a new address, but no such notice shall be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof.

     Section 16.04  Entire Agreement.  This Agreement (including the Exhibits
                    ----------------
hereto), the Purchase Agreement and the Administrative Services Agreement contain the entire agreement and understanding between the parties with respect to the transactions contemplated hereby and thereby, and supersede all prior agreements and understandings, written or oral, with respect thereto.

     Section 16.05  Expenses.  Except as may be otherwise expressly provided in
                    --------
this Agreement, whether or not the transactions contemplated hereby are consummated, each of the parties hereto shall pay its own costs and expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

     Section 16.06  Counterparts.  This Agreement may be executed in one or more
                    ------------
counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     Section 16.07  No Third Party Beneficiary.  Except as otherwise provided
                    --------------------------
herein, the terms and provisions of this Agreement are intended solely for the benefit of the parties hereto, and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person, and no such rights shall be conferred upon any Person or entity not a party to this Agreement.

     Section 16.08  Amendment.  This Agreement may only be amended or modified
                    ---------
by a written instrument executed on behalf of both parties hereto.

     Section 16.09  Assignment; Binding Effect.  Neither this Agreement nor any
                    --------------------------
of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by any of the parties hereto without the prior written consent of the other party, and any such assignment that is attempted without such consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and permitted assigns.

     Section 16.10  Invalid Provisions.  If any provision of this Agreement is
                    ------------------
held to be illegal, invalid, or unenforceable under any present or future Law, and if the rights or obligations of the parties hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable; (b) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom.

     Section 16.11  Governing Law.  This Agreement shall be governed by and
                    -------------
construed in accordance with the Laws of the State of Indiana, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     Section 16.12  Waiver.  Any term or condition of this Agreement may be
                    ------
waived in writing at any time by the party that is entitled to the benefit thereof. A waiver on one occasion shall not be deemed to be a waiver of the same or any other breach or nonfulfillment on a future occasion. All remedies, either under the terms of this Agreement, or by Law or otherwise afforded, shall be cumulative and not alternative, except as otherwise provided by Law.

     Section 16.13  Headings, etc.  The headings used in this Agreement have
                    --------------
been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement. Unless the context of this Agreement otherwise requires, (a) words using the singular or plural number also include the plural or singular number, respectively; (b) the terms "hereof," "herein," "hereby," "hereto," "hereunder," and derivative or similar words refer to this entire Agreement (including the Exhibits hereto); (c) the term "Article" refers to the specified Article of this Agreement; and (d) the term "party" means, on the one hand, the Company, and on the other hand, the Reinsurer.

     Section 16.14  Offset.  The Company may, in its sole discretion and without
                    ------
prior notice to the Reinsurer, reduce any amount the Company owes hereunder to the Reinsurer by the amount, if any, that the Reinsurer owes to the Company at such time.

     Section 16.15  Compliance with Laws.  The parties hereto shall at all times
                    --------------------
comply with all applicable Laws in performing their obligations under this Agreement.


     IN WITNESS WHEREOF, the Company and the Reinsurer have each executed this Agreement as of the date first written above.

                              LIFE REASSURANCE CORPORATION
                              OF AMERICA


                         By:
                              --------------------------------
                              Name:
                              Title:

                              SEABOARD LIFE INSURANCE COMPANY (USA)


                         By:
                              --------------------------------
                              Name:
                              Title:

                                                                       Exhibit A


                                 POLICY FORMS
                                 ------------

                                                                       Exhibit B


                                 TAX ELECTION
                                 ------------

The Company and the Reinsurer hereby make an election pursuant to Treasury Regulations Section 1.848-2(g)(8), issued pursuant to Section 848 of the Code. This election shall be effective for the tax year during which the Effective Date falls and all subsequent taxable years for which this Agreement remains in effect. Unless otherwise indicated, the terms used in this Exhibit are defined by reference to Treasury Regulations Section 1.848-2 as in effect on the date hereof. As used below, the term "party" or "parties" shall refer to the Company or the Reinsurer, or both, as appropriate.

1. The party with the net positive consideration with respect to the transactions contemplated under this Agreement for any taxable year covered by this election will capitalize specified policy acquisition expenses with respect to such transactions without regard to the general deductions limitation of Section 848(c)(1) of the Code.

2. The parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency or as is otherwise required by the Internal Revenue Service. The exchange of information each year will follow the procedures set forth below:

    (1) By June 1 of each year, the Reinsurer will submit a schedule to the Company of its calculation of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement signed by an officer of the Reinsurer stating the amount of the net consideration the Reinsurer will report in its tax return for the preceding calendar year.

    (2) Within 30 days of the Company's receipt of the Reinsurer's calculation, the Company may contest such calculation by providing an alternative calculation to the Reinsurer in writing. If the Company does not notify the Reinsurer that it contests such calculation within said 30-day period, the calculation will be presumed correct and the Company shall also report the net consideration as determined by the Reinsurer in the Company's tax return for the preceding calendar year.

    (3) If the Company provides an alternative calculation of the net consideration pursuant to clause (b), the parties will act in good faith to reach an agreement as to the correct amount of net consideration within 30 days of the date the Reinsurer receives the alternative calculation from the Company. When the Company and the Reinsurer reach agreement on an amount of net consideration, each party shall report the applicable amount in their respective tax returns for the preceding calendar year.

Agreed and accepted:

SEABOARD LIFE INSURANCE COMPANY (USA)



By:  --------------------------------------
     Name:
     Title:



LIFE REASSURANCE CORPORATION OF AMERICA


By:  --------------------------------------
     Name:
     Title:

                                                            Schedule 6.01(b)



                        Post-Effective Time Cash Flows
                        ------------------------------


Premium (net of third party reinsurance);
                                                             $
                                                             -------------------
Policy charges including policy loan principal
and interest repayments                                      $
                                                             -------------------

Policy benefits and policy loan payments                     $(                )
                                                              ------------------

Premium taxes on premiums received and guaranty fund
assessments relating to insolvencies occurring after
the Effective Time                                           $(                )
                                                              ------------------

Commission payments                                          $(                )
                                                              ------------------

Administrative expenses                                      $(                )
                                                              ------------------

Third party reinsurance recoveries                           $
                                                             -------------------

Sub-Total                                                    $
                                                             -------------------

Interest @.0001918 x one-half the number of days             $
                                                             -------------------


Total                                                        $
                                                             -------------------

                                 Schedule 9.02
                                 -------------

                                 Recapture Fee
                                 -------------


     The amount of the Recapture Fee shall be determined in accordance with the formula set forth below by a nationally recognized actuarial consulting firm which shall not be affiliated with either the Company or the Reinsurer. The actuarial firm selected to calculate the amount of the Recapture Fee is referred to hereinafter as the "Actuary."

     The Recapture Fee shall be equal to the Appraisal Value of the Business as of the recapture date, adjusted for taxes as provided below.

     Appraisal Value.  The Appraisal Value of the Business shall be equal to the
     ---------------
present value (calculated at a 10 percent interest rate) as of the recapture date of the following values for the Business: (a) After Tax Statutory Profits, plus (b) After Tax Interest on Required Surplus, minus or plus (c) the Increase
----                                             -----    ----
or Decrease in Required Surplus, minus (d) the Initial Required Surplus.
                                 -----

     For these purposes, Required Surplus shall be calculated on the assumption that Total Adjusted Capital to Company Action Level RBC, in each case with respect to the Business, shall be 200 percent (Both Total Adjusted Capital and Company Action Level RBC shall be determined as provided in the Risk-Based Capital (RBC) Model Act or the NAIC's rules with respect thereto). In fixing the other values required by the above formula, the Actuary shall use its best estimates of future mortality, earned and credited interest rates, lapses and surrenders, premium persistency, producer compensation, other taxes, licenses and fees; provided, however, that the Actuary shall assume that the unit cost of providing administrative services for the Business shall increase by three percent per year over the estimated cost of such services for the twelve months immediately following the recapture date.

     Tax Adjustments.  The Appraised Value shall be calculated net of any
     ---------------
Federal or state income Tax credits and charges inuring to or incurred by the Company as a result of the recapture of the Business.